Exhibit 99.1

U.S. Consumer Product Safety Commission – Fast Track Recall with Health Canada

Release Date: December 22, 2022

Release Number: 23-076

BLU3 Recalls Nomad Battery-Powered Tankless Diving Systems Due to Drowning Hazard for Divers

Recall Summary

Name of Product: Nomad Battery-Powered Tankless Diving Systems

Hazard: The compressor head of the tankless diving system can fracture while in use resulting in restricted air flow, posing a drowning hazard for divers.

Remedy: Repair

Consumers should immediately stop using the recalled Nomad tankless diving systems and contact BLU3 to schedule a free repair at an approved service center. BLU3 is contacting all known purchasers directly. The repair cannot be performed by the consumer.

Consumer Contact:

BLU3 Inc. toll-free at 833-703-5796 from 9 a.m. to 5 p.m. ET Monday through Friday, or online at www.diveblu3.com/recall or www.diveblu3.com and click on “RECALL” for more information.

Recall Details

Units: About 1,300 (In addition, about 20 were sold in Canada)

Description:

This recall involves BLU3’s Nomad battery-powered tankless diving systems. The BLU3 logo and Nomad appear in writing on the top handle of the dive system. Consumers can identify whether their Nomad is included in the recall by contacting BLU3 and providing the serial number for their Nomad. The serial number can be found in the compartment behind the battery door. Serial numbers ending with the last four digits between 0000 to 2700 are included in the recall.

Incidents/Injuries: BLU3 has received 21 reports of divers experiencing restricted airflow. No injuries have been reported.

Sold At: Independent diving stores nationwide and online at www.diveblu3.com and www.amazon.com from October 2021 through November 2022 for between $1,900 and $2,700.

Manufactured by: BLU3, of Pompano Beach, Florida

Manufactured in: United States

Note: Health Canada’s press release is available at:

https://recalls-rappels.canada.ca/en/alert-recall/nomad-battery-powered-tankless-diving-systems-recalled-due-drowning-hazard

Photos

Recalled Nomad Battery-Powered Tankless Diving System

Recalled Nomad Battery-Powered Tankless Diving System serial number location

Fast Track Recall

About the U.S. CPSC

The U.S. Consumer Product Safety Commission (CPSC) is charged with protecting the public from unreasonable risk of injury or death associated with the use of thousands of types of consumer products. Deaths, injuries, and property damage from consumer product-related incidents cost the nation more than $1 trillion annually. CPSC’s work to ensure the safety of consumer products has contributed to a decline in the rate of injuries associated with consumer products over the past 50 years.

Federal law prohibits any person from selling products subject to a Commission ordered recall or a voluntary recall undertaken in consultation with the CPSC.

For lifesaving information:

- Visit CPSC.gov.

- Sign up to receive our e-mail alerts.

- Follow us on Facebook, Instagram @USCPSC and Twitter @USCPSC.

- Report a dangerous product or a product-related injury on www.SaferProducts.gov.

- Call CPSC’s Hotline at 800-638-2772 (TTY 301-595-7054).

- Contact a media specialist.